Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Aviat Networks, Inc.
Milpitas, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-209462, 333-178467, 333-163542 and 333-140442) of Aviat Networks, Inc. of our report dated September 6, 2017, relating to the consolidated financial statements and financial statement schedule, which appear in this Form 10-K.

/s/ BDO USA, LLP
San Jose, California
September 6, 2017